EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
--------------------------------------------------------------------------------
                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
--------------------------------------------------------------------------------


                                       FOR IMMEDIATE RELEASE   February 29, 2008
                                       -----------------------------------------


ACME UNITED CORPORATION REPORTS FOURTH QUARTER NET SALES INCREASE OF 23% AND NET INCOME INCREASE OF 38% AND RECORD FULL YEAR RESULTS

         FAIRFIELD, CONN. - February 29, 2008 - Acme United Corporation (AMEX:ACU) today announced that net sales for the quarter ended December 31, 2007 were $14.9 million compared to $12.1 million in the same period in 2006, an increase of 23% . Net sales for the year ended December 31, 2007 were $63.2 million compared to $56.9 million in the same period in 2006, an increase of 11% (10% in local currency).

         Net income for the fourth quarter ended December 31, 2007 was $546,000, or $.15 per diluted share, compared to $396,000, or $.11 per diluted share, for the comparable period last year, an increase of 38%. Net income for the year ended December 31, 2007 was $4,022,258, or $1.09 per diluted share, compared to $3,885,662, or $1.05 per diluted share, in the comparable period last year, an increase of 4%.

          Net sales for the year ended December 31, 2007, in the U.S. segment increased 10% compared to 2006 as the result of sales of new products, including the iPoint electric pencil sharpener and market share gains. Net sales in Canada for the year ended December 31, 2007 increased by 11% in U.S. dollars and 5% in local currency compared to 2006 primarily due to higher sales of the iPoint electric pencil sharpeners. Net sales in Europe for the year ended December 31, 2007 increased by 21% in U.S. dollars and 11% in local currency compared to 2006 due to higher sales of manicure items and expanded distribution of office products.

         Gross margins were 42% for 2007 compared to 43% in 2006. The gross margin decline in 2007 was due to product mix and increased cost of goods sold on purchases from China due to higher raw material and labor costs and depreciation of the U.S. dollar. Costs also increased due to the reduction of an export tax credit in China.

                                       (1)

         Walter C. Johnsen, Chairman and CEO said, "The results in the fourth quarter and the year represent strong growth in our market shares, expansion of our distribution channels, and improvement in Europe. I am especially pleased with the recent placement of our new products, including the iPoint razor pencil sharpener and Microban school and office products, which are expected to generate robust sales in 2008."

         The effective income tax rate improved to 36% in 2007 compared to 39% in 2006 primarily due to the decreased losses in 2007 in Europe where there is no recorded tax benefit for losses. The European business is improving due to operational improvements and sales growth.

         The Company's bank debt less cash on December 31, 2007 was $5.2 million compared to $6.4 million on December 31, 2006, a decrease of $1.2 million. This change primarily resulted from the Company's payments of $600,000 for acquisitions and $500,000 for shareholder dividends, which was offset by the Company's generation of $2.7 million in cash flow from operations.

         ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments and safety products for school, home, office, industrial and hardware use. Its leading brands include Westcott(R), Clauss(R) and PhysiciansCare (R).

         Forward-looking statements in this report, including without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth; and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

                                     # # #

                                      (2)

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                              YEAR END REPORT 2007

                                                               Quarter Ended             Quarter Ended
                                                             December 31, 2007         December 31, 2006
Amounts in $000's except per share data                         (Unaudited)               (Unaudited)
--------------------------------------------------------------------------------------------------------------

Net sales                                                      $      14,852             $      12,089
Gross profit                                                           5,799                     4,979
Selling, general, and administrative expenses                          4,919                     4,110
Interest expense                                                         136                       154
Other income                                                             129                       103
Pre-tax income                                                           873                       818
Income tax expense                                                       327                       422
Net income                                                               546                       396

     Shares outstanding - Basic                                        3,548                     3,508
     Shares outstanding - Diluted                                      3,697                     3,726

Earnings per share basic                                       $        0.15             $        0.11
Earnings per share diluted                                              0.15                      0.11

                                      (3)

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                              YEAR END REPORT 2007

                                                                 Year Ended                Year Ended
Amounts in $000's except per share data                      December 31, 2007         December 31, 2006
--------------------------------------------------------------------------------------------------------------

Net sales                                                      $      63,173             $      56,863
Gross profit                                                          26,493                    24,583
Selling, general, and administrative expenses                         19,741                    17,870
Interest expense                                                         655                       616
Other income                                                             206                       252
Pre-tax income                                                         6,303                     6,349
Income tax expense                                                     2,281                     2,463
Net income                                                             4,022                     3,886

     Shares outstanding - Basic                                        3,536                     3,495
     Shares outstanding - Diluted                                      3,697                     3,712

Earnings per share basic                                       $        1.14             $        1.11
Earnings per share diluted                                              1.09                      1.05

                                      (4)

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                              YEAR END REPORT 2007

Amounts in $000's                                            December 31, 2007         December 31, 2006
--------------------------------------------------------------------------------------------------------------

Assets:
-------
Current assets:
     Cash                                                      $       4,988             $       3,838
     Accounts receivable, net                                         12,727                    10,852
     Inventories                                                      18,935                    15,677
     Prepaid and other current assets                                  1,210                     1,120
                                                          ----------------------------------------------------
Total current assets                                                  37,860                    31,487

     Property and equipment, net                                       2,479                     2,540
     Other assets                                                      1,883                       994
                                                          ----------------------------------------------------
Total assets                                                   $      42,222             $      35,021
                                                          ====================================================

Liabilities and stockholders' equity:
-------------------------------------
Current liabilities
     Accounts payable                                                  4,575                     2,358
     Other current liabilities                                         3,907                     3,669
                                                          ----------------------------------------------------
Total current liabilities                                              8,482                     6,027
Long-term debt                                                        10,187                    10,218
Other non current liabilities                                            507                       645
                                                          ----------------------------------------------------
                                                                      19,176                    16,890
Total stockholders' equity                                            23,046                    18,131
                                                          ----------------------------------------------------
Total liabilities and stockholders' equity                     $      42,222             $      35,021
                                                          ====================================================

                                      (5)